                                 EXHIBIT 11.1



                          CINEPLEX ODEON CORPORATION

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                    (Calculated in accordance with Canadian
                   generally accepted accounting principles)

                  (In U.S. dollars, except number of shares)

                                                        3 months ended         3 months ended    6 months ended   6 months ended
                                                         June 30, 1996          June 30, 1995     June 30, 1996    June 30, 1995
                                                       ----------------       ----------------  ----------------  ---------------
      Basic
      -----
      Net loss (B)                                        ($11,070,000)          ($15,147,000)     ($18,227,000)    ($30,256,000)
                                                       ================        ===============   ===============   ==============

      Weighted average outstanding common and
      subordinate restricted voting shares (C)             176,510,000            114,753,000       150,030,000      114,750,000
                                                       ================        ===============   ===============   ==============


      Loss per share (B/C)                                      ($0.06)                ($0.13)           ($0.12)          ($0.26)
                                                       ================        ===============   ===============   ==============


      Fully Diluted
      -------------
      Net loss                                            ($11,070,000)          ($15,147,000)     ($18,227,000)    ($30,256,000)

      Imputed interest on stock options converted
       at beginning of year (net of income tax of nil)               0 (1)                  0 (1)             0 (1)            0 (1)


                                                       ----------------        ---------------   ---------------   --------------

      Adjusted net loss (E)                               ($11,070,000)          ($15,147,000)     ($18,227,000)    ($30,256,000)
                                                       ================        ===============   ===============   ==============



      Weighted average outstanding shares
      - after all conversions (F)                          176,510,000 (2)         114,753,000 (2)   150,030,000 (2) 114,750,000 (2)
                                                       ================        ===============   ===============   ==============


      Loss per share (E/F)                                      ($0.06)                ($0.13)           ($0.12)          ($0.26)
                                                       ================        ===============   ===============   ==============


   (1) Imputed interest calculations would be anti-dilutive and therefore have been excluded in calculations.

   (2) Inclusion of conversions would be anti-dilutive and therefore are excluded in calculations. Weighted average outstanding shares after all conversions would be 183,311,000 for the 3 months ended June 30, 1996, 122,618,000 for the three months ending June 30, 1995, 157,347,000 for the 6 months ending June 30, 1996 and 122,619,000 for the 6 months ending June 30, 1995.